EXHIBIT 99.1

Treaty Energy Appoints Non-Executive Director

Bruce Gwyn, Founder of LEVEL III TRADING, LLC of Metairie, Louisiana, has Accepted Appointment to the Board of Treaty Energy Corporation

HOUSTON, TX--Apr 14, 2011 -- Treaty Energy Corporation (OTCBB: TECO), a growth-oriented energy company in the oil and gas industry, announced today that Bruce Gwyn, founder and managing member of LEVEL III TRADING, LLC, has been appointed to the Company’s Board as a Non-Executive Director for a three year term, effective April 15, 2011.

As a Non-Executive Director of Treaty Energy, Mr. Gwyn will have the same general legal responsibilities to the company as any other Director, The Board as a whole is collectively responsible for the success of the company.

The Treaty Board of Directors:
●	Provides entrepreneurial leadership of the company within a framework of prudent and effective controls which enable risk to be assessed and managed.
●	Sets the company’s strategic aims, ensures that the necessary financial and human resources are in place for the company to meet its objectives, and reviews management performance.
●	Sets the company’s values and standards and ensured that its obligations to its shareholders and others are understood and met.

Bio for Bruce Gwyn – Non-Executive Director of Treaty Energy Corporation:

Mr. Gwyn is the founder and managing member of LEVEL III TRADING, LLC.  He is a listed Principal (effective June 19, 2007) and CFTC registered Associated Person (effective July 3, 2007) of the General Partner as well as an Associate Member of the NFA in such capacities. Additionally, Mr. Gwyn is a listed Principal (effective May 11, 2007) and CFTC registered Associated Person (effective June 22, 2007) of LEVEL III TRADING, LLC, a CFTC registered Introducing Broker and NFA member since June 22, 2007.

Mr. Gwyn has a long-standing relationship with the futures markets.  From August 1985 to December 1989, he was employed by Stotler & Co., a commodity futures brokerage firm, where he worked the bond floor at the Chicago Board of Trade (CBOT).  During the years that followed, Mr. Gwyn moved onto managing Stotler & Co.’s bond desk on the floor, and then became Manager of Stotler & Co.’s entire order desk.  The order desk handled all of Stotler & Co.’s clients across the commodity markets and was not located on the floor; instead, Mr. Gwyn monitored the markets via computer.  Here, Mr. Gwyn became familiar with the technical and fundamental aspects of the markets, especially the value of inter- and intra-market relationships.  Mr. Gwyn was a CFTC registered Associated Person of Stotler & Co. from July 24, 1986 to September 1, 1989 and an NFA Associate member in such capacity from July 9, 1986 to September 1, 1989.

In December of 1989, Mr. Gwyn joined several other brokers from Stotler & Co. in forming New Orleans Futures, a CFTC registered Introducing Broker.  Mr. Gwyn was responsible for trading operations at the firm.  As a great many traders utilized New Orleans Futures as an Introducing Broker, Mr. Gwyn was able to gain an enormous exposure to different trading strategies during his time there.  Mr. Gwyn was a CFTC registered Associated Person and a listed Principal of New Orleans Futures and an NFA Associate Member in such capacities from February 14, 1990 to August 29, 1994. Mr. Gwyn was also a CFTC registered Associated Person of North Shore Investment Group, Ltd. from October 24, 1989 to February 16, 1990 and an NFA Associate Member in such capacity from September 5, 1989 to February 16, 1990. North Shore Investment Group, Ltd. was a CFTC registered Commodity Trading Advisor, Commodity Pool Operator, and Introducing Broker at the time of Mr. Gwyn’s association with the firm.

In December of 1995, Mr. Gwyn left New Orleans Futures to pursue a business opportunity apart from the futures industry: National Business Products, an office supply company based in Louisiana.  He remains an owner of the company to this day.

Despite leaving the industry in a professional capacity in December of 1995, Mr. Gwyn has not ceased monitoring the markets.  Following the markets on a day-to-day basis, Mr. Gwyn began to refine a trading strategy which he hoped would yield great results over time.  He continued to discuss his nascent strategy with his former partners and other contacts from the commodity markets and pursued independent research of his own.  By June of 2005, Mr. Gwyn had distilled a three-pronged approach from his years of market study.  In June of 2005, he partnered with one of his former associates to jointly trade a proprietary account pursuant to the strategy Mr. Gwyn had derived.

Mr. Gwyn is FINRA Series 3 examination-qualified.  He graduated from Tulane University in 1985 with a Bachelor of Arts.

Andrew V. Reid, Chairman, CEO and President of Treaty Energy Corporation, stated, “We are indeed very please to bring such a highly accomplished executive as Bruce Gwyn to our board.  Under his leadership, Level III Trading has consistently been ranked in the top 10 Hedge Funds by Barclays, Hedgefund.net and Futures Magazine in 2008, 2009 and 2010.  As a Non-Executive Director of Treaty Energy, he will have the opportunity to apply his talents and wide experience to the future of Treaty Energy.”

Mr. Reid stated further, “Mr. Gwyn, through his hedge funds and personally, has accumulated over eight million shares of Treaty Energy stock and continues to accumulate weekly.”

About Treaty Energy Corporation
Treaty is engaged in the acquisition, development and production of oil and natural gas.  Treaty acquires and develops oil and gas leases which have “proven but undeveloped reserves” at the time of acquisition... These properties are not strategic to large exploration-oriented oil and gas companies. This strategy allows Treaty to develop and produce oil and natural gas with tremendously decreased risk, cost and time involved in traditional exploration.  Treaty’s headquarters is located in Houston, Texas.  For more information go to: www.treatyenergy.com

Forward-Looking Statements:
Statements herein express management's beliefs and expectations regarding future performance and are forward-looking and involve risks and uncertainties, including, but not limited to, raising working capital and securing other financing; responding to competition and rapidly changing technology; and other risks.  These risks are detailed in the Company’s filings with the Securities and Exchange Commission, including Forms SB-2, 10-KSB, 10-QSB and 8-K.  Actual results may differ materially from such forward-looking statements.

Contact:
Osprey Partners
Tel: 732-292-0982
Fax: 732-528-9065
investors@treatyenergy.com